Exhibit 99.1

GCT Semiconductor Holding, Inc. Provides Business Update and Reports First Quarter 2025 Financial Results

5G chipset sampling to customers scheduled to begin at the end of May, following completion of fab, wafer processing and delivery of finalized 5G chipsets to GCT facility

SAN JOSE, CA – May 14, 2025 – GCT Semiconductor Holding, Inc. (“GCT” or the “Company”) (NYSE: GCTS), a leading designer and supplier of advanced 5G and 4G semiconductor solutions, today provided an update on business developments and reported financial results for the first quarter ended March 31, 2025.

“2025GCT – Year of 5G” Program Update and other Highlights

•	5G chipset sampling expected to be commencing at the end of May 2025:
o	Finalized 5G chipsets are now being evaluated at GCT’s facility following successful acceleration and completion of production milestones through early May
•	Signed a letter of intent with Orbic North America to jointly develop and supply a mobile hotspot and FWA gateway utilizing a Verizon-certified 5G module based on GCT's new 5G chipset
•	Announcing upcoming attendance of the B. Riley Securities 25th Annual Investor Conference on May 21-22 at the Ritz-Carlton, Marina Del Rey (Los Angeles)

“We are thrilled to have our finalized 5G chipsets in hand, as our upcoming customer sampling will act as a binary catalyst for our company and our shareholders,” said John Schlaefer, Chief Executive Officer of GCT. “I’m pleased to say that our “2025GCT – Year of 5G” initiative is starting to yield positive results, as we’ve successfully accelerated the wafer fabrication and assembly processes, while further strengthening customer engagement.”

“We are now entering the next phase of our 5G transition. As we focus on sampling and launching our 5G chipsets, we have fully aligned our internal resources with this strategic priority. We expect this shift to begin positively impacting both our revenue and gross margin in the second half of the year, as 5G product shipments increase with an average selling price of approximately four times that of our 4G offering,” said Edmond Cheng, Chief Financial Officer of GCT. “In the meantime, as we advance toward securing external financing, our recently filed shelf registration—providing up to $200 million in capacity, including a $75 million at-the-market (ATM) facility—significantly enhances the Company’s financial flexibility and expands our available funding options.”

First Quarter 2025 Financial Results

Results compare the 2025 fiscal first quarter ended March 31, 2025 to the 2024 fiscal first quarter ended March 31, 2024. Fiscal first quarter 2024 results included a one-time gain on extinguishment of liability of $14.6 million, which impacted total operating expenses and net income.

•	Net revenues were $0.5 million, an 84.8% decrease from $3.3 million.
•	Gross margin was 17.7%, a 42.1 percentage point decrease from 59.8%.

•
Total operating expenses (income) were $7.8 million, a 248.2% increase from $(5.3) million, primarily due to the one-time gain on extinguishment of liability of $14.6 million in the first quarter of 2024. Excluding the one-time gain, total operating expenses would have decreased by $1.5 million or 16.3%.

•	Net income (loss) was $(7.0) million, a 1020.5% decrease from $0.8 million, primarily due to the one-time gain on extinguishment of liability of $14.6 million in the first quarter of 2024.

Liquidity

The Company’s existing sources of liquidity as of March 31, 2025, include cash and cash equivalents of $1.0 million, net accounts receivable of $4.5 million, and inventory of $3.1 million.

5G Outlook

The Company expects the sampling of its 5G chipsets to commence at the end of May 2025 and volume shipments to increase through the third and fourth fiscal quarters of 2025.

Conference Call

The Company will hold a conference call and live webcast today at 4:30 p.m. ET or 1:30 p.m. PST, which will be open to the public. During the conference call, the Company will discuss business updates and review the financial results, followed by a Q&A period.

Date: Wednesday, May 14, 2025
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in information: Please register in advance of the call here.
Webcast (listen-only): To listen to the webcast use the following LINK.

A replay of the webcast will be available via the Investors section of the GCT website at investors.gctsemi.com.

Upcoming Conference Schedule

GCT's management team is scheduled to attend the B. Riley Securities 25th Annual Investor Conference on May 21-22 at the Ritz-Carlton, Marina Del Rey (Los Angeles).

For additional information or to schedule a one-on-one meeting, please contact your B.Riley representative or email GCT's investor relations contact at gct@gateway-grp.com.

About GCT Semiconductor Holding, Inc.

GCT is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT’s market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications, smartphones, etc., for the world’s top wireless carriers. GCT’s system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost-effectiveness. For more information, visit www.gctsemi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, the Company’s expectations with respect to its business operations; the expected timeline to commence shipment of 5G chipsets; the anticipated growth of 5G markets and opportunities; the benefits of development agreements with partners; the ability for the Company to improve financial performance; the ability of the Company to raise sufficient capital to fund its operations; the ability of the Company’s technology and products to address new markets and meet customer demands; the execution of go-to-market strategies; and the anticipated size of addressable markets by the Company’s products. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the ability of the Company to develop its 5G products and generate revenue; the ability to enter into and meet the obligations under partnership and collaboration agreements; the ability of the Company to grow and manage growth profitability and retain its key employees; the Company's financial and business performance, including the Company's financial projections and business metrics; changes in the Company's strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans; the Company's inability to anticipate the future market demands and future needs of its customers; the impact of component shortages, suppliers' lack of production capacity, natural disasters or pandemics on the Company's sourcing operations and supply chain; the Company's future capital requirements and sources and uses of cash; the ability to implement business plans, forecasts, and other expectations, including the growth of the 5G market; the risk that the Company may not be able to repay its debt; the risk of economic downturns that affects the Company's business operation and financial performance; the risk that the Company may not be able to develop and design its products acceptable to its customers; actual or potential conflicts of interest of the Company's management with its public stockholders; macroeconomic conditions, including market conditions, global and economic conditions, labor disputes, inflationary impacts, and disruptions to the global supply chain; the imposition of duties and tariffs and other trade barriers and retaliatory countermeasures implemented by the U.S. and other governments; and other risks and uncertainties indicated from time to time in Company’s filings with the SEC, including the Annual Report on Form 10-K, and quarterly reports on Form 10-Q, and those disclosures under the "Risk Factors" section therein. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

•	Investor relations website: investors.gctsemi.com
•	Investor relations contact: Gateway Group, Ralf Esper, GCT@gateway-grp.com
•	Media contact: Sophie Heerinckx, sheerinckx@gctsemi.com

GCT Semiconductor Holding, Inc.
Consolidated Balance Sheets
(unaudited, in thousands, except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,039	$1,435
Accounts receivable, net	4,541	5,740
Inventory	3,124	2,977
Contract assets	5,499	5,107
Prepaid expenses and other current assets	1,211	2,332
Total current assets	15,414	17,591
Property and equipment, net	851	869
Operating lease right-of-use assets	680	849
Intangibles, net	32	65
Other assets	499	523
Total assets	$17,476	$19,897
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,438	$1,031
Contract liabilities	36	48
Accrued and other current liabilities	19,168	21,205
Common stock forward liability	20	315
Borrowings	45,216	37,626
Convertible promissory notes, current	4,966	—
Operating lease liabilities, current	583	697
Total current liabilities	71,427	60,922
Convertible promissory notes, net of current	—	4,947
Net defined benefit liabilities	7,300	7,055
Long-term operating lease liabilities	120	177
Income taxes payable	2,074	2,076
Warrant liabilities	2,101	3,750
Other liabilities	80	285
Total liabilities	83,102	79,212
Commitments and contingencies
Stockholders’ deficit:
Common stock	5	5
Additional paid-in capital	501,903	501,195
Accumulated other comprehensive income	1,467	1,518
Accumulated deficit	(569,001)	(562,033)
Total stockholders’ deficit	(65,626)	(59,315)
Total liabilities and stockholders’ deficit	$17,476	$19,897

GCT Semiconductor Holding, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net revenues:
Product	$91	$2,378
Service	405	887
Total net revenues	496	3,265
Cost of net revenues:
Product	207	654
Service	201	658
Total cost of net revenues	408	1,312
Gross profit	88	1,953
Operating expenses:
Research and development	4,096	5,521
Sales and marketing	1,118	996
General and administrative	2,614	2,836
Gain on extinguishment of liability	—	(14,636)
Total operating expenses	7,828	(5,283)
Income (loss) from operations	(7,740)	7,236
Interest expense	(1,070)	(2,082)
Gain on foreign currency transactions, net	21	1,472
Change in fair value of common stock forward liability	295	—
Change in fair value of common stock warrant liabilities	1,649	(4,626)
Change in fair value of convertible promissory notes	(19)	(1,203)
Other income, net	1	19
Income (loss) before provision for income taxes	(6,863)	816
Provision for income taxes	105	59
Net income (loss)	$(6,968)	$757
Net income (loss) per common share:
Basic and diluted	$(0.15)	$0.03
Weighted average common shares outstanding:
Basic	47,606	25,468
Diluted	47,606	26,257